UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No._____)

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[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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RAVEN MOON ENTERTAINMENT, INC.
(Name of Registrant As Specified in Charter)

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RAVEN MOON ENTERTAINMENT, INC.
2005 Tree Fork Lane
Suite 101
Longwood, Florida 32750

Dear Shareholders:

We are writing to advise you that we intend to undertake a 1 for 8,000 reverse stock split of our issued and outstanding common shares. This action was approved on April 22, 2008, by our Board of Directors. In addition, our officers and directors Joseph & Bernadette DiFrancesco who hold a majority of our issued and outstanding voting securities has approved this action, with an effective date anticipated of May 19, 2008, or as soon thereafter as practicable, by written consent at a special meeting in accordance with the relevant section of the Florida Business Corporations Act.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Section 607 of the Florida Business Corporations Act and Rule 14c of the Securities Exchange Act of 1934, as amended. This Information Statement is first mailed to you on or about May 9, 2008.

Please feel free to call us at 407-774-4462 should you have any questions on the enclosed Information Statement.

For the Board of Directors of RAVEN MOON ENTERTAINMENT, INC.

By:	/s/ Joseph DiFrancesco
Joseph DiFrancesco
President

RAVEN MOON ENTERTAINMENT, INC.
2005 Tree Fork Lane
Suite 101
Longwood, Florida 32750
Telephone: (407) 304-4764

INFORMATION STATEMENT REGARDING
ACTION TO BE TAKEN BY WRITTEN CONSENT OF
MAJORITY SHAREHOLDER
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the shareholders of Raven Moon Entertainment, Inc. in connection with a 1:8000 reverse-split of our issued and outstanding common stock. This action will become effective May 19, 2008, or as soon thereafter as practicable (the "Effective Date") in accordance with the written consent of the holders of a majority of our issued and outstanding voting securities in accordance with the relevant sections of the Florida Business Corporations Act.

Our voting securities consist of our common stock and our Series B Preferred Stock. Each share of common stock is entitled to one vote, and each share of Series B Preferred Stock is entitled to one vote for each share of common stock into which such shares of Series B Preferred Stock are then convertible, on all matters brought to a vote of our shareholders. Our common stock and Series B Preferred Stock vote together as a group.

As of March 31, 2008, there were 19,386,585,664 shares of our common stock, and 567,230 shares of our Series B Preferred Stock issued and outstanding.

On March 31, 2008 each share of Series B Preferred Stock was convertible into 125,000 shares of common stock based upon the conversion price of $0.00008 per share in accordance with the designations, rights and preferences of the Series B Preferred Stock. Accordingly, at March 31, 2008 the outstanding shares of Series B Preferred Stock are convertible into an aggregate of approximately 70,903,750,000 shares of our common stock.

The reverse split is not intended to take the Company private.

There are no plans to acquire any other business with our stock.

Mr. DiFrancesco is an officer and director.

Joseph and Bernadette DiFrancesco, who own approximately 80% of our outstanding voting securities, which is in excess of the required majority of our outstanding securities entitled to vote on the Amendment, have executed a written consent approving the Amendment.

NAME	No. of Voting Securities

Joseph DiFrancesco and
Bernadette DiFrancesco	8,973,878,055
Janice K. Battenberg	170,567,852
Lawrence C. Oakley	154,870,969

The reverse stock split, when effective, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each shareholder who owns 8,000 or more shares should hold the same percentage of common stock outstanding immediately following the reverse stock split as the shareholder did immediately prior to the reverse stock split.

The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704 of the Florida Business Corporations Act, as may be amended, which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a physical special meeting, our Board of Directors voted to utilize the written consent of the holder of a majority in interest of our voting securities.

This Information Statement is first being mailed on or about May 9, 2008 to our shareholders and is being delivered to inform you of the corporate actions described herein in accordance with Section 607.0704 of the Florida Business Corporation Act and Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter's rights are afforded to our shareholders under Florida law as a result of the reverse-split.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL SHAREHOLDERS

As of March 31, 2008, there were 19,386,585,664 shares of our common stock, and 567,230 shares of our Series B Preferred Stock issued and outstanding.  Our common stock and Series B Preferred Stock are our only classes of our voting securities. Each share of common stock has one vote per share, and each share of Series B Preferred Stock is entitled to one vote for each share of common stock into which such shares of Series B Preferred Stock are then convertible, on all matters submitted to a vote of our shareholders. At March 31, 2008 the outstanding shares of Series B Preferred Stock are convertible into an aggregate of approximately 70,903,750,000 shares of our common stock.

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

a. each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;
b. each director;
c. each executive officer; and
d. all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 2005 Tree Fork Lane, Suite 101, Longwood, Florida 32750.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person may be considered to be the beneficial owner of securities he owns and that can be acquired upon the exercise of options, warrants, convertible securities or other understandings.

	Amount and Nature of Beneficial Ownership

	Common stock		Series B Preferred stock
	# of	%	# of	%	% of
Name	Shares	of Class(3)	Shares	of Class(3)	Vote(3)

Joseph DiFrancesco
and Bernadette
DiFrancesco (1)	8,973,878,055	46.29%	388,250	68.45%	64.05%

Janice K.
Battenberg	170,567,852	*	3,000	N/A%	* %

Lawrence C.
Oakley	154,870,969	*	3,480	N/A%	* %

All officers and
directors as a group
(four persons)	9,299,316,876	46.29%	394,730	69.59%	64.95%

Jacques Danon (2)	1,966,513,160	10.14%	N/A	N/A	2.2%

(1) Includes 8,973,878,055 shares of common stock, but not shares underlying 388,250 shares of B Preferred stock and Warrants to purchase 48,531,250,000 shares of common stock which, if such Warrants and B Preferred stock were converted, would bring total common shares of the shareholder to shares or approximately 80% of total shares issued projected.
(2) Mr. Danon's address is c/o Brown Brothers Harriman, 140 Broadway, New York, New York 10005.  As the holder of shares from warrant exercise he is entitled to certain rights and other matters apply as noted in the Company filings, including the Securities and Proceeds Investment and Distribution Agreement, August, 2007.  Also, the Company has been advised he may own less shares placing the percentage under the percentage indicated.
(3) Percentage is an approximate and does not consider shares underlying warrants and preferred stock and other rights.
*represents less than 1%

THE REVERSE-SPLIT

We will effect a one-for-8,000 (1:8,000) reverse split of our issued and common stock. At March 31, 2008, there were 19,386,585,664 shares of our common stock issued and outstanding. The effect of the reverse-split is that each 8,000 shares of our common stock outstanding immediately prior to the Effective Date (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 2,423,323 shares, subject to rounding.

The effective date for the reverse split is anticipated to be on or about May 19, 2008. Our common stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date. Prior to the Effective Date, we will announce the new trading symbol for our common stock on the OTC Bulletin Board which will reflect the post-split trading. The New Shares will be fully paid and non-assessable. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

Our Board of Directors recommended that our shareholders approve the reverse stock split for several reasons as described below.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "RVEN." The last sale price of our common stock was $0.0001 per share. Our Board of Directors believes that the low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates, certain members of the investing public, including institutional investors, as well adversely affecting our ability to raise additional working capital. Because of the current low price of our common stock, our credibility as a viable business enterprise is negatively impacted. No assurance exists that any positive impact in these or other matters will result from the proposed action. Further, given the history of the Company to undertake such stock splits from time to time, there is no assurance that the Company will not continue to undertake such actions.

Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our common stock at its current price levels. No assurance exists that the opinions of the Company will prove correct.

The reverse stock split will also have the effect of increasing the number of shares of common stock available to us for future issuances as split will not change the number of authorized shares of our common stock which will remain at 30,000,000,000 shares. At March 31, 2008, there were 19,386,585,664 shares of our common stock issued and outstanding. At March 31, 2008, we had  securities which are convertible or exercisable into an aggregate of approximately 127,626,750,000 shares of our common stock if all were converted.

For these reasons our Board of Directors has chosen to adopt and recommend the share split. We are not, however, a party to any binding agreement, acquisition agreement or agreement to raise additional working capital other than which has been publicly announced, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock or increase our abilities to enter into financing arrangements in the future.

The reverse stock split will affect all of the holders of our common stock uniformly except the shares that were exercised from the warrants. In the past, these, restricted shares issued upon exercise of warrants were exempt from any reverse splits for a period of twelve months from the date of issuance. Currently, these shares maintain non-dilution protection as long as these shares are not converted into free trading shares.  The Board of Directors has extended that protection to apply if and until the shareholder converts the shares into non-restricted, tradable securities. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number to those shareholders who are entitled to receive them as a consequence of the reverse stock split. On the Effective Date, each shareholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding common shares as the shareholder held prior to the Effective Date. The split will increase the number of shareholders who own odd-lots. An odd-lot is fewer than 100 shares. Such shareholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total shareholders' equity. All share and per share information will be retroactively adjusted following the Effective Date to reflect the reverse stock split for all periods presented in future filings.

The availability of additional authorized shares will also allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the shareholders or the time delay involved in obtaining shareholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares of our common stock or securities convertible into shares of our common stock.

Because the reverse stock split results in a decreased number of issued and outstanding shares of our common stock, it may be construed as having an anti-takeover effect. Although the reverse stock split is not being undertaken by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the Board. However, it is also possible that an indirect result of the anti-takeover effect of the reverse stock split could be that shareholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company. We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this Information Statement.

The reverse stock split will have the following effects upon our common stock:

1. The number of shares owned by each holder of common stock will be reduced eight thousand fold;

2. The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from shares of our common stock to approximately 2,423,323 shares, subject to rounding.

3. The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

4. The par value of the common stock will remain $0.0001 per share;

5. The stated capital on our balance sheet attributable to the common stock will be decreased 8,000 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

6. All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 8,000 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the reverse stock split.

While the reverse stock split will not affect the number of our authorized shares of common stock which will remain at 30,000,000,000 shares, the reverse stock split will effect the number of shares of our common stock issuable upon conversion of the Series B Preferred Stock. The designations, rights and preferences of the Series B Preferred Stock provide that each share is convertible into $10.00 in value of our common stock.

Because the market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding, including our performance, general economic and market conditions and other factors, many of which are beyond our control, the market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

Manner of Effecting the Stock Split

The reverse stock split will be effected by NASDAQ and will be reported to our stock transfer agent.  NASDAQ will increase the quote of our common stock by a factor of 8,000 on or after May 19, 2008, the Effective Date of the reverse-split.

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the reverse stock split, but this in no way will effect the validity of your current share certificates. The reverse split will occur on the Effective Date without any further action on the part of our shareholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/8,000th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Florida Atlantic Stock Transfer, Inc. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the shareholder's holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a shareholder's original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

No Dissenter's Rights

Under Florida law shareholders are not entitled to dissenter's rights of appraisal with respect to the stock split.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

RAVEN MOON ENTERTAINMENT, INC.

By:	/s/ Joseph DiFrancesco
Joseph DiFrancesco
President